March 19, 2013

BY EMAIL AND FEDEX

Board of Directors
Cole Credit Property Trust III, Inc.
2325 East Camelback Road, Suite 1100
Phoenix, AZ 85016

To the Board of Directors of Cole Credit Property Trust III, Inc. (“CCPT III”):

I am writing on behalf of the Board of Directors of American Realty Capital Properties, Inc. (NASDAQ: ARCP) (“ARCP”) to make a proposal to acquire all of the outstanding shares of CCPT III common stock.

As you are aware, prior to the announcement of CCPT III’s proposed acquisition of Cole Holdings Corporation (“Cole Holdings”), we communicated to your financial advisor our interest in a potential acquisition of CCPT III. We were surprised to not have received any response.

We believe our offer for CCPT III, outlined below (the “Proposal”), represents a strength-for-strength merger of complimentary portfolios that would provide CCPT III stockholders with certainty of value while benefiting both CCPT III and ARCP stockholders through the creation of the largest, highest quality publicly traded REIT in the net lease sector.

ARCP offers to purchase CCPT III at a price of not less than $5.7 billion of equity value or $12.00 per share, representing a minimum 20% premium above the original offering price.

We believe our Proposal (outlined below) will provide a higher level of consideration delivered sooner and with greater certainty to CCPT III stockholders as compared to the internalization transaction currently contemplated. We believe our Proposal is in the best interests of CCPT III stockholders and is superior to that internalization transaction. The internalization transaction would internalize CCPT III’s external advisor and affiliated broker-dealer, Cole Holdings, at an estimated cost to CCPT III’s stockholders in excess of $120 million in a combination of cash and stock (the “Internalization Transaction”). In the event the Internalization Transaction is consummated, ARCP would need to reconsider its Proposal, and potentially reduce its proposed valuation.

Our Proposal, calling for not less than $12.00 per share, implies a minimum equity value for CCPT III of approximately $5.7 billion (assuming 478.0 million shares of CCPT III common stock outstanding acquired at $12.00 per share). The cash component of our Proposal is fully funded by cash on hand and borrowing capacity under ARCP’s existing line of credit.

Cole Credit Property Trust III, Inc.
March 19, 2013

Our Proposal represents at least a 20% premium to the original CCPT III offering price of $10.00 per share and provides CCPT III stockholders an option to elect cash or publicly traded ARCP common stock in a tax-free stock for stock exchange (subject to proration). Exhibit A to this letter describes the combined company and the significant opportunity for CCPT III stockholders to become stockholders of the combined company, which would become the largest publicly traded REIT in the net lease sector.

The terms of ARCP’s Proposal are outlined immediately below.

•	CCPT III stockholders receive at least $12.00 per share of value: ARCP is prepared to acquire 100% of the outstanding common stock of CCPT III for either: (i) $12.00 per share in cash or (ii) 0.80 of a share of ARCP common stock for each share of CCPT III common stock, with a guarantee that the value of the share consideration will not be less than $12.00 per share. We are proposing that $1.15 billion (or approximately 20% of the outstanding shares of CCPT III common stock) will be paid in cash and the balance will be paid in ARCP shares. ARCP would be willing to consider increasing the maximum consideration to be paid in cash to 40% of the outstanding shares of CCPT III common stock, so long as CCPT III stockholders preserve the tax-free exchange safe harbor discussed below.

•	ARCP’s annual dividend to increase to 93 cents per share: ARCP is announcing its 7th consecutive quarterly dividend increase to take effect upon closing of the transaction to an annual dividend of 93 cents per share.

•	CCPT III stockholders who take ARCP stock will benefit from dividend increase: CCPT III stockholders who elect stock consideration will receive an equivalent dividend of 74.4 cents per share (93 cents x .80), a 15% increase (9.4 cents per share increase) over CCPT III’s current 65 cent per share dividend.

•	Because our Proposal ultimately provides for a fixed exchange ratio, CCPT III stockholders receive potential appreciation in ARCP shares: Because our Proposal provides for a fixed exchange ratio (that is, 0.80 of a share of ARCP common stock), the value of the stock consideration received by CCPT III stockholders who elect to receive ARCP shares may increase with the value of the ARCP share price.

•	CCPT III stockholders are not “locked up”: All CCPT III shares converted into ARCP shares will be immediately tradable on NASDAQ; stockholders will not be “locked up.” Significant market support is anticipated from numerous index inclusions at and subsequent to closing.

•	CCPT III stockholders who take ARCP stock benefit from a tax-free exchange safe harbor: The stock-for-stock option is designed to provide CCPT III stockholders with a tax-free exchange for those who elect to receive stock consideration.

Cole Credit Property Trust III, Inc.
March 19, 2013

•	There are operating synergies post merger, immediately benefiting all shareholders. ARCP estimates general and administrative expense (G&A) savings will exceed $30 million annually. The majority of the real estate assets owned by CCPT III are net leased properties similar to ARCP’s existing property portfolio. This should result in a seamless integration requiring minimal additional resources or increased expenses.

•	Cole Holdings receives $111 million for its incentive fee: Cole Holdings will receive its subordinated management incentive fee pursuant to the terms of CCPT III’s existing advisory agreement of approximately $111 million (based on $12.00 per share and a hurdle price of $10.45 per share, as disclosed in the Internalization Transaction), payable concurrently with the closing of the transaction in a combination of cash and ARCP common stock, in a manner to be determined by the Boards of Directors of ARCP and CCPT III.

We have expended considerable time and effort developing our Proposal, which is based on CCPT III’s most recent Form 10-Q and other publicly available SEC filings, and we believe, based on the information we have reviewed, that the price is full and fair.

Our Proposal has the unanimous support of the ARCP Board of Directors, and we are prepared to devote all necessary resources to this transaction. Our Proposal includes customary conditions, including: (1) completion of confirmatory due diligence by ARCP on CCPT III; (2) execution of a definitive merger agreement; and (3) receipt of stockholder approvals (for the issuance of shares of ARCP common stock, as required by NASDAQ).

We have engaged Barclays Capital Inc. and RCS Capital, a division of Realty Capital Securities, LLC, as our financial advisors and Proskauer Rose LLP and Weil, Gotshal & Manges LLP as our legal advisors. Our team and advisors are ready to meet with you immediately to discuss this Proposal.

We believe our Proposal is superior when compared to the Internalization Transaction.

We believe our Proposal will result in significant benefits to CCPT III stockholders when compared to the Internalization Transaction, including:

•	Our Proposal provides CCPT III stockholders immediate liquidity and greater certainty of value and successful execution. Our Proposal provides immediate liquidity, certainty of value and stronger long-term growth potential for CCPT III stockholders. Additionally, we believe no regulatory approval is required, unlike the FINRA approval required in the Internalization Transaction.

•	Our Proposal creates the largest, highest quality publicly traded REIT in the net lease sector.

o	Largest net lease REIT in sector by total capitalization and square footage;

Cole Credit Property Trust III, Inc.
March 19, 2013

o	Diversified asset base including 1,706 properties with over 400 tenants;

o	Diversified income stream with less than 33% of annualized gross rents from the ten largest tenants;

o	Superior portfolio with best in class investment grade tenancy: 60% overall investment grade tenancy and 74% of top ten tenants;

o	Longest weighted average lease duration in the net lease sector of 12.4 years; and

o	Highly qualified management team with more than 51 years collective experience operating publicly traded REITs.

•	Our Proposal results in an increase to pro forma 2013 and 2014 AFFO. Our Proposal results in an increase to combined ARCP and CCPT III pro forma 2013 and 2014 AFFO, resulting in part from a significant reduction in operating costs, namely elimination of CCPT III asset management fees and a pronounced reduction of G&A expenses.

•	Our Proposal results in an increase in dividends per share. CCPT III stockholders will enjoy an increase in the annualized CCPT III dividend per share of more than 9 cents, or approximately 15%, from 65 to 74 cents per share.

•	Our Proposal is fully financed. Our Proposal is fully financed, eliminating execution risk and valuation ambiguity, while furnishing CCPT III stockholders immediate liquidity at closing. We have received commitments to upsize our existing credit facility by $1.65 billion, with an accordion feature to further increase the facility to an aggregate of $2.5 billion.

•	Our Proposal results in increased liquidity. Our Proposal results in increased liquidity from index inclusions, including MSCI (RMZ), Russell 2000, S&P 400 and potentially S&P 500.

•	Our Proposal includes an experienced management team. Our Proposal includes an experienced management team that has been responsible for more than $9 billion of liquidity events in the past 15 months, and has experience in managing public companies with total enterprise value in excess of $20 billion.

•	Our Proposal affords immediate access to the public capital markets. ARCP benefits from a demonstrated access to the public capital markets, including ARCP’s existing well-known seasoned issuer (WKSI) shelf registration.

•	Our Proposal enhances the attributes of the combined companies, adheres to industry “best practices,” and avoids combining unrelated businesses that could detract from stockholder value. ARCP has a focused and proven business strategy that avoids the pitfalls in the Internalization Transaction, which includes the acquisition and operation of Cole Holding’s non-real estate related business lines such as a broker-dealer.

Cole Credit Property Trust III, Inc.
March 19, 2013

We believe that these transaction benefits are very compelling for CCPT III stockholders, as well as ARCP stockholders, and make our Proposal more attractive than the proposed Internalization Transaction.

Internalization Transaction Fails to Maximize Stockholder Value

We believe that the Internalization Transaction raises significant conflict issues – it only delivers certainty of value to Cole Holdings with no guarantee that CCPT III stockholders will benefit in any way. This result is in clear contrast to market norms, including recent high-performing and market-supported comparables, such as the announced merger between Cole Credit Property Trust II, Inc. (“CCPT II”) and Spirit Realty Capital, Inc. (NYSE: SFC), the successful merger of American Realty Capital Trust III, Inc. with ARCP, and American Realty Capital Trust, Inc.’s merger with Realty Income Corp. Why aren’t CCPT III stockholders being afforded the same benefits as the CCPT II stockholders?

Noted below are the significant shortcomings of the Internalization Transaction presently proposed. These same disadvantages have already been identified by CCPT III stockholders, independent broker dealers, due diligence officers and industry commentators. The disadvantages include:

•	Unseasoned Management Team: The CCPT III and Cole Holdings senior management teams have either no or very limited prior experience running a publicly listed company.

•	Non-Qualifying REIT Income: Based on the significant consideration being paid to Cole Holdings as a result of the Internalization Transaction, one could assume CCPT III will be a REIT with material non-qualifying income for REIT qualification test purposes.

•	FINRA Approval Required: There is no certainty that FINRA will approve CCPT III’s acquisition of Cole Holding’s broker dealer unit without restrictions or conditions that could adversely impact the transaction.

•	Undue Complexity: Complexities arising from the operation of non-real estate related businesses, including a registered broker dealer, could detract from the combined company’s business strategy and its potential valuation.

•	No Stockholder Vote: There is no prior record of non-traded REITs merging with their affiliated advisors for a fee without a stockholder vote.

•	Greater Potential for Poor Stock Price Performance: There is a history of poor stock performance and below average total stockholder returns from non-listed REITs that have completed listings, resulting primarily from a lack of institutional sponsorship and buy-side support, imposed trading restrictions on common stock owned by legacy, non-traded stockholders and limited operating, portfolio and balance sheet transparency and sell-side research coverage.

Cole Credit Property Trust III, Inc.
March 19, 2013

•	Multiple Unaddressed Risks: CCPT III has failed adequately to address, explain and quantify the risks of achieving a listing, including:

o	Market risk – the risk that changes in the macro-economic or global geo-political climate could result in market dislocations, potentially delaying (possibly indefinitely) the planned stock market listing of CCPT III or potentially reducing the listing price of shares of CCPT III common stock;

o	Trading / liquidity risk – CCPT III has failed to affirm that shares of CCPT III common stock will be listed and fully tradable without restriction at the time of listing; if CCPT III were to impose restrictions on trading, these restrictions would impair the liquidity for CCPT III stockholders; and

o	Lack of market support – prior successful listing transactions have included a market support mechanism, typically in the form of an issuer self-tender offer, that provides trading liquidity and reduces trading volatility in the days following a listing. CCPT III has not provided CCPT III stockholders assurance that any such market support will be provided or, if market support is provided, at what price level such support might be offered, and whether the dollar value of such support will be sufficient given the size of CCPT III’s equity capitalization.

In a period of increasing market volatility and market sensitivity to macroeconomic global events, a merger with a successful public company provides CCPT III stockholders with far greater price and timing certainty than the Internalization Transaction. The Internalization Transaction compensates Cole Holdings first while CCPT III stockholders wait to see if, when and at what price their liquidity may arrive.

Internalization Transaction is contrary to industry norms.

As leaders in the direct investment non-traded REIT industry, the management of ARCP strongly opposes the imposition of the internalization fees that are the crux of the Internalization Transaction. Internalization fees serve to misalign the interests of REIT stockholders and the owners of the advisor, enrich the advisor at the expense of stockholders without regard to investment performance, and are generally a “black eye” for the non-traded REIT industry.

In particular, the Internalization Transaction fails to protect the interests of CCPT III stockholders in the following ways:

•	Cole Holdings interests are not aligned with those of CCPT III shareholders. Cole Holdings is paid a very substantial sum, without regard to performance, before the CCPT III stockholders are paid. CCPT III stockholders are compensating Cole Holdings, prior to CCPT III stockholders receiving visibility on the value of their common stock or accompanying liquidity, and with no assurance of future liquidity or profitability.

Cole Credit Property Trust III, Inc.
March 19, 2013

•	Lack of transparency makes financial fairness of transaction difficult to judge. The lack of transparency of the current assets, financial condition, business prospects, and relative operating cash flow contribution of Cole Holdings and CCPT III deprives CCPT III stockholders’ of the ability to analyze the relative value of these firms and the consideration being paid to Cole Holdings.

Perhaps most unsettling, the independent directors of CCPT III may have denied the CCPT III stockholders a voice in the Internalization Transaction, as well as the opportunity to understand the merits and valuation of the Internalization Transaction, by structuring the Internalization Transaction to avoid the requirement of an affirmative vote by CCPT III stockholders. Regardless of the legal requirement for such a vote, every preceding internalization in the non-traded REIT industry in which an internalization fee was paid provided stockholders with the right to consider and vote in connection with such high cost, privately negotiated related party transactions. For these reasons, all recently completed non-traded REIT liquidity events, including those of American Realty Capital Trust, Inc., Healthcare Trust of America, Inc., CCPT II and American Realty Capital Trust III, Inc., have excluded any internalization fees.

Conclusion

We believe CCPT III’s failure to adhere to generally accepted industry best practices that prohibit internalization fees is a serious threat to the viability of Cole Holding’s future operations, which, if the Internalization Transaction is consummated, would be a core value driver of CCPT III. Cole Holding’s future income and long-term viability is dependent upon executing selling agreements with independent broker dealers and the support of these firms in the offering of securities sponsored by and distributed through Cole Holdings affiliates. If independent broker dealers respond to the Internalization Transaction by refusing to sell securities offered by Cole Holdings, the income, profits and value of Cole Holdings, and the value of CCPT III, would be significantly impaired by the consummation of the Internalization Transaction.

We believe our Proposal is superior to the Internalization Transaction currently proposed and in the best interests of CCPT III stockholders. As a result, we would ask and expect the CCPT III board of directors to engage in a full review of our Proposal. We hope that you will decide to enter into a constructive dialogue with us in this regard. It remains our strong preference to work together to reach a mutually agreeable transaction; however, we are prepared to consider all alternatives to complete this transaction should we fail to hear back from you promptly.

Cole Credit Property Trust III, Inc.
March 19, 2013

We are prepared to immediately meet and commence discussions with you and your advisors to move forward with our Proposal. We are confident that, if we work together, we can quickly consummate a transaction that is in the best interests of the stockholders of both of our companies.

Sincerely,

/s/ Nicholas S. Schorsch

Nicholas S. Schorsch
Chairman and CEO
American Realty Capital Properties, Inc.

Exhibit A